Exhibit 99.1

IQM Appoints Barbara Venneman, Vanguard Board Director and Former Global Head of Deloitte Digital, to its Board of Directors

Venneman brings more than 30 years of digital transformation, AI, and enterprise technology experience as IQM prepares for its planned Nasdaq listing

ESPOO, Finland – (BUSINESS WIRE) – IQM Quantum Computers, the global leader in superconducting quantum computers, today announced the appointment of Barbara Venneman to its Board of Directors. Venneman deepens the Board’s expertise in digital transformation, enterprise technology commercialization, and global business scaling as IQM expands its commercial footprint worldwide. Additionally, CEO and Co-founder Jan Goetz will replace Co-founder Juha Vartiainen as the Founder representative on the IQM Board.

Ms. Venneman joins the IQM Board of Directors following a distinguished career at the intersection of advanced technology, strategy, and business transformation. She most recently served as Global Head of Deloitte Digital and previously held senior global leadership roles, including Global Chief Growth Officer and Global Marketing, Sales & Service Leader. She has also cultivated strategic partnerships across leading technology companies and innovation ecosystems, accelerating growth and the adoption of emerging technologies. With more than three decades of experience advising global enterprises on technology-enabled transformation, Ms. Venneman brings deep expertise in digital innovation, go-to-market strategy, ecosystem development, and scaling technology adoption worldwide.

“Barbara’s track record of scaling global technology businesses and guiding enterprises through transformative change makes her an exceptional addition to our Board as we prepare to enter the public markets and scale our commercial presence in the U.S. and globally,” said Sierk Poetting, Chairman of IQM’s Board of Directors. “As we accelerate our path toward fault-tolerant quantum computing, her experience in enterprise technology commercialization, AI, and governance will be invaluable. I also want to thank Juha for his dedication and contribution as Founder representative on the Board.”

IQM builds quantum computers from the ground up, owning the full stack from chip design and fabrication through system assembly, software, and cloud platform. This vertical integration gives IQM direct control over its innovation cycles and lets customers choose how they deploy: on-premises with full ownership of the infrastructure, or via cloud access. The result is an open-architecture platform designed to accelerate quantum adoption and help enterprise and research ecosystems form around it.

“IQM has established itself as a leader in the emerging quantum computing market through a combination of technological excellence, customer focus, and execution. What attracted me to the company is its commitment to building a scalable and accessible quantum ecosystem that aligns with the needs of enterprises today while preparing them for the opportunities of tomorrow. As quantum computing moves from research to real-world application, IQM is exceptionally well positioned to create lasting value for customers, shareholders, and society. I look forward to supporting the company’s continued growth and strategic ambitions,” said Barbara Venneman.

Ms. Venneman currently serves as a member of the board of advisors of Decagon.AI, an enterprise AI software company, and as a member of the board of directors of Vanguard, one of the world’s largest investment management companies. She previously served on the board of directors of Reality Changers, a nonprofit organization dedicated to helping first-generation students succeed in higher education. Ms. Venneman holds a Master of Business Administration degree from McGill University and a Bachelor of Science degree in Computer Science from the Université de Montréal.

IQM recently announced increased commitments to its PIPE, driven by upsized investor demand ahead of its planned Nasdaq listing through a merger with Real Asset Acquisition Corp. (Nasdaq: RAAQ). The registration statement on Form F-4 relating to the business combination has been declared effective.

About IQM Quantum Computers

IQM Quantum Computers is a global leader in superconducting quantum computers, delivering full-stack quantum computers and cloud platform access to research institutions, universities, high-performance computing centers, national laboratories and enterprises worldwide. IQM’s on-premises deployment model gives customers direct ownership and control of their quantum infrastructure. Founded in 2018, headquartered in Finland with major operations in Munich, it has over 400 employees. IQM operates across Europe, Asia, and North America. IQM filed an F-4 registration statement with the SEC, which has since been declared effective, with the intention to become the first publicly listed European quantum company on Nasdaq Global Exchange in the U.S. by merging with Real Asset Acquisition Corp. (Nasdaq: RAAQ).

Contacts

Media contact:

Michael Bruce

PR Manager

press@iqm.tech

Investor contact:

Blair Robertson

VP, Strategy

ir@iqm.tech